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                                   EXHIBIT 5.1


     OPINION OF STRADLING YOCCA CARLSON & RAUTH, A PROFESSIONAL CORPORATION


                                December 14, 2001


Fidelity National Information Solutions, Inc.
4050 Calle Real
Santa Barbara, California  93110


        RE:    REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:

        At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Fidelity National Information Solutions, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,270,000 post-split shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under the Company's 2001 Stock Incentive Plan (the "2001 Plan") and an aggregate of 10,000,000 shares of Common Stock issuable under the Company's 2001 Employee Stock Purchase Plan (the "2001 ESPP Plan"). We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above. Based on the foregoing, it is our opinion that the 6,270,000 post-split shares of Common Stock and the 10,000,000 shares of Common Stock, when issued under the 2001 Plan and the 2001 ESPP Plan, respectively, and against full payment therefor in accordance with the terms and conditions of the 2001 Plan and the 2001 ESPP Plan, will be legally and validly issued, fully paid and nonassessable. We consent to the use of this opinion as an exhibit to the Registration Statement.



                                            Very truly yours,

                                            /s/ STRADLING YOCCA CARLSON & RAUTH